Exhibit 20.2

U.S. ENERGY SYSTEMS, INC.

40 TOWER LANE, 1ST FLOOR

AVON, CONNECTICUT 06001

SUPPLEMENT TO

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JANUARY 29, 2008

THIS SUPPLEMENT TO THE NOTICE OF SPECIAL MEETING OF STOCKHOLDERS IS HEREBY GIVEN to inform stockholders that the Directors of U.S. Energy Systems, Inc., a Delaware corporation (the “Corporation”), subject to removal, with cause, at the Special Meeting of Stockholders have changed.

On January 20, 2008, Robert Schneider tendered his resignation as a Class 3 Director of the Corporation. On January 21, 2008, the remaining Directors of the Corporation, in accordance with Article Seventh, Part C of the Amended and Restated Certificate of Incorporation and Article III, Section 2 of the Corporation’s By-laws, elected Bernard J. Zahren, Joseph P. Reynolds and Richard J. Augustine as Directors of the Corporation to fill the vacancies on the Board of Directors.

The Board of Directors elected Mr. Zahren as a Class 2 Director to fill the vacancy occasioned by Mr. Schneider’s resignation and designated him to serve on the Audit Committee of the Board of Directors as its Chairman. Mr. Schneider had previously served as Chairman of the Audit Committee. Information regarding Mr. Zahren can be found in the Corporation’s Current Report on Form 8-K dated January 19, 2008, available at the website of the U.S. Securities and Exchange Commission, www.sec.gov, and at the Corporation’s website, www.usenergysystems.com.

The Board of Directors elected Mr. Reynolds, the Chief Executive Officer and President of the Corporation, as a Class 2 Director to fill the vacancy occasioned by the resignation of Asher E. Fogel in August 2007. The Board elected Mr. Augustine, Vice President, Chief Accounting Officer and Secretary of the Corporation, as a Class 1 Director to fill the vacancy occasioned by the resignation of Lawrence I. Schneider in December 2006.

As specified in the Notice dated January 19, 2008, the Special Meeting of Stockholders will be held on Tuesday, January 29, 2008 at 12:00 noon at the Hartford Marriott Farmington Hotel, 15 Farm Springs Road, Farmington, Connecticut 06032. The Special Meeting of Stockholders has been convened for the purposes of considering and voting on the following matters:

1.	to remove Jacob Feinstein, Ronny Strauss, Bernard J. Zahren, Joseph P. Reynolds and Richard J. Augustine as Directors of the Corporation; and

if the Directors are removed, with cause, by affirmative vote of the holders of record of outstanding shares representing at least a majority of the aggregate voting power of outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class, then upon nomination of five individuals duly qualified under the Corporation’s By-laws to serve as Directors, at least two of whom shall be “independent” under the rules and regulations of NASDAQ,

2.	to elect

(a)	a new Class 3 Director, to hold office until the next annual meeting of stockholders, or until his successor is duly elected and qualified or his earlier death, retirement, resignation, disqualification, or removal from office;

(b)	two new Class 1 Directors, to hold office until the annual meeting of stockholders next following issuance of the Corporation’s financial statements for the fiscal year ending December 31, 2007, or until their respective successors are duly elected and qualified or their respective earlier death, retirement, resignation, disqualification, or removal from office; and

(c)	two new Class 2 Directors, to hold office until the annual meeting of stockholders next following issuance of the Corporation’s financial statements for the fiscal year ending December 31, 2008, or until their respective successors are duly elected and qualified or their respective earlier death, retirement, resignation, disqualification, or removal from office.

The Board of Directors has fixed the close of business on January 18, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

The only matters to be considered at the Special Meeting of Stockholders will be the removal of the Directors and, if required to fill any vacancies created by the removal of Directors with cause, the election of new Directors. The Corporation’s By-laws provide that business transacted at any special meeting of stockholders shall be limited to the purposes stated in the Notice of Special Meeting. Article III, Section 19 of the Corporation’s By-laws specifies the procedures for removal of Directors by vote of the stockholders as follows:

Section 19. Removal. Subject to the provisions of the Certificate, any director, or the entire board of directors, may be removed from office at any time prior to the expiration of his term of office, with cause, only by the affirmative vote of the holders of record of outstanding shares representing at least a majority of all of the aggregate voting power of outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

Only holders of record of the shares of common stock and the shares of Series C Convertible Preferred Stock outstanding as of the close of business on January 18, 2008 (the “Record Date”) are entitled to vote at the Special Meeting of Stockholders. Shares may not be voted cumulatively. The holders of a majority of the aggregate voting power of the common stock and Series C Preferred Stock outstanding on the Record Date represented in person or by valid proxy at the Special Meeting of Stockholders is required for a quorum. There were 23,040,473 shares of common stock outstanding on the Record Date, with each common share entitled to one vote. There were 4,354 shares of Series C Preferred Stock outstanding on the Record Date, with each Preferred Share convertible into eight shares of common stock but only entitled to six votes (an aggregate of 26,124 votes). Consequently, an aggregate of 23,066,597 common shares and common share equivalents will be entitled to vote at the Special Meeting. The holders of shares of capital stock representing at least 11,533,299 votes must be present in person or by valid proxy to constitute a quorum at the Special Meeting of Stockholders.

The holders of the common stock and the holders of the Series C Preferred Stock will vote together as a single class on all matters at the Special Meeting of Stockholders.

Assuming a quorum is present, the Corporation’s By-laws require the affirmative vote of the holders of record of outstanding shares representing at least a majority of the aggregate voting power of the outstanding shares of the common stock and the Series C Preferred Stock of the Corporation, voting together as a single class, or 11,533,299 votes, to be cast in person or by valid proxy for removal of the Directors with cause. Abstentions and non-votes will be counted as voting against the proposal to remove the Directors.

Stockholders may vote “FOR”, “AGAINST” or “ABSTAIN” on matters before the Special Meeting of Stockholders. If you ABSTAIN or do not vote with respect to the removal of Directors, it will have the same effect as a vote AGAINST removal of the Directors.

If the Directors are removed, with cause, by vote of the stockholders as set forth above, it will be necessary to nominate five individuals duly qualified under the Corporation’s By-laws to serve as Directors to fill the vacancies on the Board of Directors. At least two of the individuals must be “independent” under the rules and regulations of the NASDAQ. Nominations, accompanied by information sufficient to meet the requirements of the U.S. Securities and Exchange Commission in respect of solicitation of proxies for the election of a director, must be submitted to the Secretary of the Corporation no later than the close of business on Saturday, January 26, 2008 as required by the Corporation’s By-laws. As of the date of this Supplement no nominations have been received.

Assuming a quorum is present, the nominee for each vacancy receiving a plurality of the votes cast in person or by valid proxy will be elected as a Class 3 Director, a Class 1 Director, or a Class 2 Director, as the case may be.

If you ABSTAIN or do not vote with respect to the election of new Directors, it will be treated neither as a vote AGAINST a nominee nor as a vote FOR a nominee.

Due to the limited time available to give notice of the Special Meeting of Stockholders in compliance with the order of the Chancery Court, no proxies can be solicited from stockholders by the Corporation or on behalf of the Directors for the Special Meeting of Stockholders in accordance with the requirements of the rules and regulations of the U.S. Securities and Exchange Commission. Consequently, no proxy statement or form of proxy will be sent or otherwise made available to stockholders for the Special Meeting. Stockholders wishing to vote at the Special Meeting must be present in person or submit a valid proxy at the Special Meeting or to the Secretary of the Corporation no later than Monday, January 28, 2008. Beneficial owners whose shares are held of record in the name of a broker, bank or other nominee must instruct the record holder to vote on their behalf or obtain a valid proxy from the record holder to vote their shares.

To be valid, a proxy must be in writing and must authorize the person designated to act as proxy for the stockholder of record. The proxy must be signed by the stockholder of record (including a person duly authorized to sign on the stockholder’s behalf), with the signature either (a) notarized or (b) guaranteed by a firm that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (STAMP) (whose participants include more than 7,000 U.S. and Canadian financial institutions), the New York Stock Exchange, Inc. Medallion Signature Program (MSP) (whose participants include NYSE member firms), or the Stock Exchanges Medallion Program (SEMP) (whose participants include the regional stock exchange member firms, and clearing and trust companies), or is otherwise an “eligible guarantor institution”, as that term is defined in SEC Rule 17Ad-15.

Proxies (other than those submitted at the Special Meeting of Stockholders) must be received by the Secretary of the Corporation by mail or courier delivery, by facsimile transmission at (860) 677-6054, or by e-mail of a .pdf or other electronic version of the proxy with a facsimile signature to vote@usenergysystems.com, in each case no later than Monday, January 28, 2008.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. STOCKHOLDERS WHO EXECUTE A PROXY MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A VALID PROXY ISSUED IN YOUR NAME.

This Supplement to the Notice of the Special Meeting of Stockholders is first being mailed on or about January 24, 2008 to stockholders eligible to vote at the meeting and will be also made available on the Corporation’s website, www.usenergysystems.com.

By Order of the Board of Directors

Richard J. Augustine, Secretary

Avon, Connecticut

January 24, 2008

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